Exhibit 99.1

Bioniz Therapeutics, Inc

Financial Statements

For Years Ended December 31, 2020 and 2019

With Report of Independent Auditors

Ernst & Young LLP Suite 1700 18101 Von Karman Avenue Irvine, CA 92612	Tel: +1 949 794 2300 Fax: +1 949 437 0590 ey.com

Report of Independent Auditors

The Board of Directors

Bioniz Therapeutics, Inc.

We have audited the accompanying financial statements of Bioniz Therapeutics, Inc., which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations and comprehensive loss, changes in convertible preferred stock, common stock, and stockholders’ deficit and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bioniz Therapeutics, Inc. at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

A member firm of Ernst & Young Global Limited	Page 3

Bioniz Therapeutics, Inc.’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recurring losses from operations, has a working capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

October 22, 2021

A member firm of Ernst & Young Global Limited	Page 4

BIONIZ THERAPEUTICS, INC.

BALANCE SHEETS

(in thousands, except share amounts)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash	$6,338	$13,761
Prepaid expenses and other assets	185	—
Total current assets	6,523	13,761
Property and equipment, net	11	29
Total assets	$6,534	$13,790
LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$129	$372
Accrued expenses	533	318
Option agreement liability	15,000	15,000
Income taxes payable	—	38
Interest payable	—	608
Convertible promissory notes	—	8,000
Total current liabilities	15,662	24,336
Long term liabilities
Other long-term liabilities	87	—
Total liabilities	15,749	24,336
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock - $0.0001 par value; 41,763,612 and 33,641,911 shares authorized as of December 31, 2020 and 2019, respectively; 41,762,612 and 33,640,911 shares issued and outstanding as of December 31, 2020 and 2019, respectively; liquidation preference of $29,671 and $21,032 as of December 31, 2020 and 2019, respectively	28,247	19,609
Stockholders’ deficit:
Common stock, $0.0001 par value; 50,000,000 and 42,248,838 shares authorized as of December 31, 2020 and 2019, respectively; 3,421,015 shares and 917,162 shares issued and outstanding as of December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	781	350
Accumulated deficit	(38,243)	(30,505)
Total stockholders’ deficit	(37,462)	(30,155)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$6,534	$13,790

The accompanying notes are an integral part of these financial statements.

BIONIZ THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019
Operating expenses:
Research and development	$6,020	$5,758
General and administrative	2,353	2,336
Depreciation and amortization	18	21
Total operating expenses	8,391	8,115
Loss from operations	(8,391)	(8,115)
Other income (expense)
Other income	645	—
Interest expense, net	(30)	(609)
Total other income (expense)	615	(609)
Loss before provision for income taxes	(7,776)	(8,724)
Income tax (benefit) expense	(38)	38
Net loss and comprehensive loss	$(7,738)	$(8,762)

The accompanying notes are an integral part of these financial statements.

BIONIZ THERAPEUTICS, INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK, COMMON STOCK, AND STOCKHOLDERS’ DEFICIT

(in thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2018	33,640,911	$20,609	917,162	$—	$233	$(21,743)	$(21,510)
Return of capital	—	(1,000)	—	—	—	—	—
Stock-based compensation	—	—	—	—	117	—	117
Net loss	—	—	—	—	—	(8,762)	(8,762)
Balance as of December 31, 2019	33,640,911	19,609	917,162	—	350	(30,505)	(30,155)
Stock-based compensation	—	—	—	—	181	—	181
Common stock issued in connection with incentive stock plan	—	—	2,069,525	—	207	—	207
Vesting of early exercised stock options	—	—	434,328	—	43	—	43
Issuance of series A convertible preferred stock upon conversion of convertible promissory notes	8,121,701	8,638	—	—	—	—	—
Net loss	—	—	—	—	—	(7,738)	(7,738)
Balance as of December 31, 2020	41,762,612	$28,247	3,421,015	$—	$781	$(38,243)	$(37,462)

The accompanying notes are an integral part of these financial statements.

BIONIZ THERAPEUTICS, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(7,738)	$(8,762)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18	21
Stock-based compensation	181	117
Non-cash interest expense	30	609
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(185)	—
Accounts payable	(243)	(604)
Accrued expenses	175	(149)
Income taxes payable	(38)	38
Other long-term liabilities	29	—
Net cash used in operating activities	(7,771)	(8,730)
Cash flows from investing activities:
Option agreement liability	—	15,000
Net cash provided by investing activities	—	15,000
Cash flows from financing activities:
Proceeds from issuance of convertible promissory notes, net of issuance costs	—	7,966
Proceeds from exercise of stock options	348	—
Return of capital	—	(1,000)
Net cash provided by financing activities	348	6,966
Net change in cash	(7,423)	13,236
Cash—beginning of year	13,761	525
Cash—end of year	$6,338	$13,761
Supplemental disclosure of cash flow information:
Cash paid for interest	—	—
Cash paid for taxes	—	—
Non-cash investing and financing activities:
Conversion of convertible promissory notes to Series A convertible preferred stock (see Note 3)	$8,638	—
Vesting of early exercised stock options	$43	—

The accompanying notes are an integral part of these financial statements.

BIONIZ THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND PRESENTATION OF FINANCIAL STATEMENTS

Description of the Business

Bioniz Therapeutics, Inc. (the “Company”), a Delaware Corporation, is a discovery and development stage biopharmaceutical company involved in the discovery and development of peptide therapeutics that selectively and simultaneously inhibit multiple cytokines to treat immuno-inflammatory diseases and cancer. The Company’s strategy is to discover novel therapeutics that can be further developed into drugs targeting immunologic diseases. Upon reaching the clinical development stage, the Company will seek to either partner the asset(s) with another party or raise additional capital to advance the asset(s) to the clinical setting.

Since its inception, the Company has devoted substantially all of its efforts to organizing and staffing the Company and performing discovery and development of its lead platform in cytokine inhibition. The Company recently completed a phase 2 study of its lead asset, BNZ-1, which is being tested as a potential treatment of a rare form of lymphoma. In addition, the Company’s second asset, BNZ-2, is phase 1 ready and the oral form of BNZ-2, BNZ-3, is in early pre-clinical studies.

Liquidity

As of December 31, 2020, the Company had cash of $6.3 million. The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for at least one year after the date the financial statements are issued. The Company has historically been capitalized from issuances of convertible preferred stock, common stock, and convertible notes. The Company has been developing new technologies and product applications for their therapeutical drugs BNZ-1, BNZ-2, and BNZ-3, however, the Company does not yet have a product approved by the U.S. Food and Drug Administration (the “FDA”) for sale. Since inception, the Company has incurred, and expects to continue to incur for at least the next several years, operating losses and negative cash flows from operations. To date, the Company has not generated revenue and does not anticipate generating revenue unless and until it successfully completes development and obtains regulatory approval for one of its product candidates. The Company incurred net losses of $7.7 million and negative cash flows from operations of $7.8 million during the year ended December 31, 2020 and has an accumulated deficit of $38.2 million as of December 31, 2020.

The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. Based on its current cash flow forecasts, the Company expects that its existing cash will not be sufficient to fund its discovery efforts, operating expenses and capital expenditure requirements 12 months from the date of issuance of the accompanying financial statements. This estimate is based on the Company’s current assumptions, including assumptions relating to its ability to manage its spend, that might prove to be wrong, and the Company could use available capital resources sooner than currently expected.

Further the Company does not have sufficient capital to support mid- and late-stage clinical development programs. No such programs are currently planned by the Company and, to complete clinical development programs, the Company will need, among other things, additional capital resources. However, no assurance can be given as to whether additional financing will be available on terms acceptable to the Company, if at all. If sufficient funds on acceptable terms are not available when needed, the Company may be required to curtail planned activities to significantly reduce its operating expenses or cease operations altogether. Furthermore, if the Company issues equity securities or convertible debt securities to raise additional funds, its existing stockholders may experience dilution, and the new equity securities may have rights, preferences and privileges senior to those of the Company’s existing stockholders. If the Company raises additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to its potential products on terms that are not favorable to the Company.

BIONIZ THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

Failure to manage discretionary spending or raise additional financing, as needed, may adversely impact the Company’s ability to achieve its intended business objectives and have an adverse effect on its results of operations and future prospects. The accompanying financial statements do not reflect any adjustments relating to the recoverability and reclassifications of assets and liabilities that might be necessary if the Company is unable to continue as a going concern.

Accordingly, due to these uncertainties, there is substantial doubt about the Company’s ability to continue as a going concern for at least 12 months after the accompanying financial statements are issued. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with United States of America generally accepted accounting principles (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) promulgated by the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make informed estimates and assumptions that impact the amounts reported in these financial statements and accompanying notes. These amounts may materially differ from the amounts ultimately realized and reported due to the inherent uncertainty of any estimate or assumption. On an on-going basis, management evaluates its most critical estimates and assumptions, including those related to the: (i) fair value of its common stock, (ii) fair value of stock awards and periodic expense recognition of stock-based compensation, (iii) realization of income tax assets and estimates of tax liabilities, and (iv) expense accruals. Accounting policies and estimates that most significantly impact the presented amounts within these financial statements are further described below.

Reclassifications

Certain reclassifications have been made to the prior periods’ financial statements in order to conform to the current period presentation. These reclassifications did not impact any prior amounts of net loss or cash flows.

Segments

To date, the Company has operated and managed its business and financial information on an aggregate basis for the purposes of evaluating financial performance and the allocation of resources.

COVID-19

In March 2020, the World Health Organization declared a pandemic related to the global novel coronavirus disease 2019 (“COVID-19”) outbreak and recommended containment and mitigation measures. In response, extraordinary actions were taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world. These actions included travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations. Some of these measures have since been rescinded, but the Company continues to take precautionary measures in order to minimize the risk of the virus to its

BIONIZ THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

employees and the communities in which it operates. While the impacts of COVID-19 and variants have moderated during 2021, there remains uncertainty around the broader implications of the COVID-19 pandemic on the Company’s results of operations and overall financial performance. The COVID-19 pandemic has, to date, not had a material adverse impact on its results of operations, including ongoing and planned clinical trials, or the ability to raise funds to sustain operations. The economic effects of the pandemic and resulting long-term societal changes are currently not predictable, and the future financial impacts could vary from those foreseen.

Concentration of Credit Risk

The Company maintains cash balances at various financial institutions and such balances frequently exceed the amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts and management believes that the Company is not exposed to significant credit risk with respect to such cash.

Risks and Uncertainties

The Company’s products require approval from the FDA and other foreign regulatory agencies before commercial sales can commence. There can be no assurance that the Company’s products will receive any of these required approvals. The denial or delay of such approvals may have a material adverse impact on the Company’s business now and in the future. In addition, after the approval by the FDA, there will remain an ongoing risk of adverse events that were not present during the therapeutic approval process.

The Company is subject to risks common to companies in the life science industry, including, but not limited to, new technological innovations, clinical development risk, establishment of appropriate commercial partnerships, protection of proprietary technology, compliance with government and environmental regulations, uncertainty of market acceptance of our products, product liability, and the need to obtain additional financing.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Computer equipment	3 years
Furniture and fixtures	5 years
Medical equipment	5 years

Significant improvements that extend the useful life of an asset are capitalized. Repairs and maintenance which do not extend the useful lives of assets are expensed as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are written-off and any resulting gains or losses are recognized.

The Company evaluates the recoverability of property and equipment whenever events or changes in circumstances in the business indicate that an asset’s carrying amount may not be recoverable. Recoverability of these assets is measured by comparing the carrying amounts to the sum of the future undiscounted cash flows the assets are expected to generate over their remaining useful lives. If a long-lived asset fails a recoverability test, the Company recognizes an impairment charge equal to the amount by which the carrying value of the asset exceeds its fair value. There were no impairment charges recognized during the years ended December 31, 2020 and 2019.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses consist of costs incurred in the discovery and development of product candidates and include, but are not limited to: (i) salaries and personnel-related costs, (ii) external research and development expenses incurred under arrangements with third

BIONIZ THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

parties engaged to provide consulting services and conduct pre-clinical and clinical trials, (iii) license fees, and (iv) other direct and allocated expenses for laboratory equipment, facilities, and other supplies.

General and Administrative Expense

General and administrative costs are expensed as incurred and include legal costs, personnel-related costs related to employees not directly involved in research and development (i.e., executive, legal, finance and accounting, and other administrative functions), accounting and tax service fees, consulting fees, and facilities costs not otherwise included in research and development expenses.

Stock-Based Compensation

The Company accounts for all stock-based awards granted to employees and non-employees as stock-based compensation expense measured on the grant date at fair value. Stock-based compensation expense is recorded and classified in the accompanying statements of operations and comprehensive loss based on the respective department of the award recipient. The Company recognizes stock-based compensation expense for the portion of awards that have vested. Stock-based compensation is reduced by estimated forfeitures, which are estimated at the time of the grant and revised in subsequent periods, if necessary, when actual forfeitures differ from those estimates.

The fair value of each stock option is estimated on the grant date using the Black-Scholes option-pricing model, which requires inputs based on the following subjective assumptions:

Fair Value of Common Stock — The fair value of the shares of common stock has historically been determined by the Company’s Board of Directors as there was no public market for the common stock. The Board of Directors determines the fair value of the common stock by considering a number of objective and subjective factors, including, but not limited to: (i) input from independent third-party valuation specialists to estimate the value of the Company’s common stock, (ii) the valuation of comparable companies, (iii) the Company’s operating and financial performance, and (iv) the general and industry specific economic outlook.

Expected Term — The expected term represents the period that the Company’s stock options are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term) as the Company has concluded that its stock option exercise history does not provide a reasonable basis upon which to estimate expected term.

Volatility — Because the Company is privately held and does not have an active trading market for its common stock, the expected volatility was estimated based on the average volatility for comparable publicly-traded companies, over a period equal to the expected term of the Company’s stock option grants.

Risk-free Rate —The risk-free rate is based on U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the option.

Dividends —The Company has never paid, and does not anticipate paying, dividends on its common stock. Therefore, the Company uses an expected dividend yield of zero.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires deferred income tax assets or liabilities be computed based on the temporary difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income taxes are based on the changes in deferred income tax assets or liabilities from period to period. A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized.

Significant judgment is required in determining the Company’s provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against net deferred tax assets. The evaluation of the need for a

BIONIZ THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

valuation allowance is performed on a jurisdiction-by-jurisdiction basis and includes a review of all available positive and negative evidence. Factors reviewed include projections of pre-tax book income for the foreseeable future, the determination of cumulative pre-tax book income after permanent differences, earnings history, and reliability of forecasting. The Company recognized a full valuation allowance on deferred tax assets as of December 31, 2020 and 2019 as it was more likely than not the deferred tax assets would not be realized as of those dates.

The Company records uncertain tax positions using a recognition threshold and measurement methodology to recognize and measure an income tax position taken, or expected to be taken, in a tax return. The Company’s policy is to recognize interest and penalties on taxes, if any, as income tax expense. As of December 31, 2020 and 2019, the Company had no accrued interest or penalties.

Prior to December 16, 2015, the Company operated as an LLC and therefore was not taxed at the entity level. On December 16, 2015, Bioniz LLC merged into Bioniz Therapeutics, Inc. a Delaware C Corporation.

As of December 31, 2020, the Company’s 2015, 2016, 2017, 2018 and 2019 tax years remain open to examination by the Federal and State taxing authorities due to the carryforward of unutilized net operating losses and research and development credits.

Convertible Preferred Stock

The Company classifies convertible preferred stock outside of stockholders’ deficit on the accompanying balance sheets, instead of in stockholders’ deficit in accordance with authoritative guidance for the classification and measurement of securities redeemable at the option of the holder or upon an event outside the control of the Company. Upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, holders of the convertible preferred stock can cause a deemed liquidation event. The Company has determined not to adjust the carrying values of the outstanding convertible preferred stock to its liquidation preference because a deemed liquidation event is not probable of occurring as of the end of the reporting period.

The Company records the issuance of convertible preferred stock at the issuance price net of related issuance costs. Specific to Series A convertible preferred stock, the Company has elected to recognize the Series A convertible preferred stock at its redemption value as of each balance sheet date, with changes in the redemption value recognized as an increase or decrease to earnings during the period. As of December 31, 2020 and 2019, the Series A convertible preferred stock redemption value is equal to the original issuance price and, therefore, no remeasurement has been necessary.

Fair Value Measurements

Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

•
Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.
•
Level 2: Observable prices that are based on inputs not quoted in active markets, but are corroborated by market data. These inputs may include quoted prices for similar assets or liabilities or quoted market prices in markets that are not active.

BIONIZ THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

•
Level 3: Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities.

The carrying amounts for financial instruments consisting of cash, prepaid expenses and other assets, accounts payable, and accrued expenses approximate fair value due to their short maturities.

Comprehensive Loss

Comprehensive loss represents all changes in stockholders’ deficit, except those resulting from distributions to stockholders. For all periods presented, comprehensive loss was the same as reported net loss.

Recently Adopted Accounting Pronouncements

In June 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). This standard is intended to reduce the cost and complexity of and improve financial reporting for nonemployee share-based payments. The ASU expands the scope of Topic 718 to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees is substantially aligned. The Company has issued stock options to both employees and nonemployee consultants. The standard was effective for fiscal years beginning after December 15, 2019. Early adoption is permitted, but no earlier than a company’s adoption date of Topic 606, Revenue Recognition. The Company adopted ASU 2018-07 and Topic 606 on January 1, 2019 and there was no material impact on the accompanying financial statements from these adopted standards.

Recent Accounting Pronouncements

Changes to GAAP are established by the Financial Accounting Standards Board (“FASB”) in the form of accounting standards updates (“ASU”). ASU’s not listed below were assessed and determined not to be applicable or are expected to have minimal impact on the Company’s financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which supersedes FASB ASC Topic 840, Leases (Topic 840) (“ASU 2016-02”) and provides principles for the recognition, measurement, presentation, and disclosure of leases for both lessees and lessors. The new standard requires lessees to classify leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee, and such classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and related lease liability for all leases with a term greater than twelve months regardless of classification. Leases with a term of twelve months or less will be accounted for similar to existing guidance for operating leases. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”), which revised the private-company effective date for ASU 2016-02 to fiscal years beginning after December 15, 2020. In June 2020, the FASB issued ASU No. 2020-05, Revenue From Contracts With Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities (“ASU 2020-05”), further delaying the private-company effective date for ASU 2016-02 to fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The Company adopted ASU 2019-10 and ASU 2020-05 upon issuance by the FASB. The Company is currently assessing the impact of ASU 2016-02 on its financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326), as amended, which sets forth a “current expected credit loss” (“CECL”) model that requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions, and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and certain off-balance sheet credit

BIONIZ THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

exposures. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, for private companies, with early adoption permitted. The Company is currently assessing the impact of ASU 2016-13 on its financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. The new standard removes certain exceptions to the general principles in ASC 740 and clarifies and amends existing guidance to improve consistent application. The standard is effective for fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2019-12 on its financial statements.

3. DEBT

Convertible Promissory Note

On January 18, 2019, the Company entered into a Note Purchase Agreement with certain investors (the “Holders”), some of whom were related parties, for an aggregate amount of $8.0 million (the “Issue Price”). The Holders purchased Convertible Promissory Notes (the “Notes”) with an 8% annual rate of interest and a maturity date of January 18, 2020. All principal and accrued interest was due in full upon the maturity date, unless converted as described below. In the event of a Series B convertible preferred stock financing of greater than $25.0 million (a “Qualified Series B Financing”), the outstanding balance of the Notes and any unpaid interest would be automatically converted into Series B convertible preferred stock based on a conversion price equal to 80% of the issuance price paid by investors in the Qualified Series B Financing.

Additionally, if prior to the maturity date, the Company completed an equity financing pursuant to which it sold shares of the Company’s convertible preferred stock in a transaction that did not constitute a Qualified Series B Financing, the Holders had the option to designate such equity financing as a Qualified Series B Financing and cause the conversion of the Notes based on a conversion price equal to 80% of the issuance price paid by investors in the financing.

If a change of control occurred prior to the maturity date of the Notes, an amount equal to 200% of the Issue Price plus all accrued but previously unpaid interest would become due and payable.

If no other automatic conversion or repayment had occurred before the maturity date, the Notes could have been converted at the option of the Holders into Series A convertible preferred stock on the same terms as the Company’s existing Series A convertible preferred stock.

On January 17, 2020, the Holders of the Notes elected to convert the outstanding principal and unpaid interest balance of $8.6 million into 8,121,701 shares of Series A convertible preferred stock at a per share price of $1.0636. For the year ended December 31, 2020, the Company did not incur a material amount of interest expense. For the year ended December 31, 2019, the Company incurred $0.6 million of interest expense.

4. ALMIRALL OPTION AGREEMENT

On December 19, 2019, the Company entered into an Option Agreement and Plan of Merger (collectively the “Agreement”) with Almirall, Inc. (“Almirall”) and ALM Sub, Inc., a wholly owned Subsidiary of Almirall. The Company granted Almirall an irrevocable and exclusive option during the exercise period, as defined by the Agreement, to acquire BNZ-1 subsequent to completing certain spin-out activities discussed below. Pursuant to the Agreement, the Company received: (i) a non-refundable payment from Almirall of $14.0 million and (ii) a $1.0 million Stockholder Fee, to be distributed to the pre-closing holders on account of common shares or preferred shares. The Agreement had an initial expiration date of June 18, 2021, unless extended as provided for in the Agreement.

Under the Agreement, Almirall would have the ability to elect to exercise its option following the availability of BNZ-1 phase 1/2 results in Cutaneous T-cell Lymphoma (“CTCL”) and other defined deliverables related to this

BIONIZ THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

trial. If Almirall had exercised its option, the Company would have received an option exercise fee of $17.5 million, plus additional future aggregate development milestone payments of up to $146.0 million, sales milestone payments up to an aggregate of $410.0 million, and royalties based on a percentage of sale, as defined in the Agreement.

Under the Agreement, the Company remained responsible, at its sole expense, for all research and preclinical, clinical, and other development and commercialization of the Company’s products. While the Agreement was outstanding, the Company retained all decision-making rights regarding development and commercialization of its products.

The Company recognized the cash proceeds received and classified the Agreement as a liability on the balance sheets as of December 31, 2019 and 2020. The Company recognized the $1.0 million Stockholder Fee as a return of capital to preferred stockholders, which is classified as a partial offset to convertible preferred stock, upon distribution concurrent with entering into the Agreement. During 2020, the Company received reimbursements for research and development costs from Almirall, which has been recorded as other income on the statement of operations and comprehensive loss.

During the year ended December 31, 2020, there were no subsequent amendments to the Agreement.

On March 15, 2021, the Agreement was terminated by Almirall. Upon termination, the $15 million liability recorded on the balance sheet as of December 31, 2020 was reversed and recognized in 2021 as other income on the statement of operations and comprehensive loss as the Company no longer had a legal obligation under the Agreement.

5. STOCKHOLDERS’ EQUITY

Under the 2020 Certificate of Incorporation in effect as of December 31, 2020, the Company is authorized to issue two classes of stock: common and preferred. The Company is authorized to issue up to 50,000,000 shares of common stock and 41,763,612 million shares of convertible preferred stock.

Convertible Preferred Stock

The Company has five classes of convertible preferred stock: (i) Series A, (ii) Series Seed-1, (iii) Series Seed-2, (iv) Series Seed-3, and (v) Series Seed-4. The following tables summarize relevant information related to the Company’s Convertible Preferred stock (in thousands, except share and per share amounts):

	As of December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference	Common Stock Issuable on Conversion	Original Issue Price Per Share
Series A	25,647,407	25,646,407	$26,047	$27,278	25,646,407	$1.0636
Series Seed-1	9,000,000	9,000,000	92	100	9,000,000	0.0111
Series Seed-2	4,977,687	4,977,687	916	996	4,977,687	0.2000
Series Seed-3	981,103	981,103	532	579	981,103	0.5900
Series Seed-4	1,157,415	1,157,415	660	718	1,157,415	0.6200
Total	41,763,612	41,762,612	$28,247	$29,671	41,762,612

BIONIZ THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

	As of December 31, 2019
	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference	Common Stock Issuable on Conversion	Original Issue Price Per Share
Series A	17,525,706	17,524,706	$17,408	$18,639	17,524,706	$1.0636
Series Seed-1	9,000,000	9,000,000	92	100	9,000,000	0.0111
Series Seed-2	4,977,687	4,977,687	916	996	4,977,687	0.2000
Series Seed-3	981,103	981,103	533	579	981,103	0.5900
Series Seed-4	1,157,415	1,157,415	660	718	1,157,415	0.6200
Total	33,641,911	33,640,911	$19,609	$21,032	33,640,911

The following are the rights and privileges of these classes of convertible preferred stock:

Dividends

The holders of outstanding shares of Series A, Series Seed-1, Series Seed-2, Series Seed-3, and Series Seed-4 are entitled to receive dividends out of amounts legally available at the times and in the amounts that the Company’s Board of Directors may determine. Series A holders have preferential dividend rights to the holders of Series Seed-1, Series Seed-2, Series Seed-3, and Series Seed-4. Series Seed-2 holders have preferential dividend rights to the holders of Series Seed-3, Series Seed-4, and Series Seed-1. After payment of preferential dividends to the holders of the Series A and Series Seed-2 holders, the Series Seed-3 and Series Seed-4 holders are entitled to receive, on a pari passu basis, dividends in preference to any declaration or payment of any dividend on the common stock at the rate per annum per share equal to (a) six percent of the Series Seed-3 Original Purchase Price for the holders of the Series Seed-3 convertible preferred stock and (b) six percent of the of the Series Seed-4 Original Purchase Price for the holders of the Series Seed-4 convertible preferred stock, respectively. In the event dividends are paid on any shares of Common Stock, an additional dividend shall be paid with to all holders of Series A, Series Seed-1, Series Seed-2, Series Seed-3, and Series Seed-4 convertible preferred stock in an amount per share equal to the amount paid or set aside for each share of Common Stock.

Voting Rights

Holders of the Company’s convertible preferred stock are entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of convertible preferred stock held by such holders are convertible as of the record date for determining the stockholders entitled to vote on such matter.

Liquidation Preference

Upon liquidation, dissolution, or winding-up, the assets legally available for distribution to the Company’s preferred stockholders would be distributed first to Series A preferred stockholders at a liquidation value of $1.06360 per share, then to Series Seed-2 preferred stockholders at a liquidation value of $0.20 per share, then to Series Seed-3 preferred stockholders at a liquidation value of $0.59 per share, then to Series Seed-4 preferred stockholders at a liquidation value of $0.62 per share, then to Series Seed-1 preferred stockholders at a liquidation value of $0.01110 per share, and lastly to holders of the Company’s common stock.

Conversion Rights

The holders of the Company’s convertible preferred stock have the right to convert, at the option of the holder, at any time and without payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the Original Issue Price of such share of convertible preferred stock by the Conversion Price (as defined in the Certificate of Incorporation) for such preferred stock in effect at the time of conversion.

BIONIZ THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

Mandatory Conversion

Upon either (a) the closing of the sale of shares of common stock to the public at a specified price per share (subject to appropriate adjustments in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the common stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 resulting in gross proceeds as outlined in the Certificate of Incorporation or (b) the date and time specified by vote or written consent of the holders of at least a majority of the then outstanding Series A convertible preferred stock and Series Seed-2 convertible preferred stock voting together as a single class and on an as-converted basis, then all outstanding shares of convertible preferred stock shall automatically be converted into shares of common stock at the then effective Conversion Prices (as defined in the Certificate of Incorporation).

Redemption

The holders of at least a majority of the shares of Series A convertible preferred stock shall have the right, by delivery or written notice, to cause the Company to redeem from any source of funds legally available, the outstanding shares of Series A convertible preferred stock on the six-year anniversary of the Series A Original Issue Date; provided that such redemption request is received by the Company at least 120 days prior to the redemption date.

Common Stock

Common stockholders have one vote for each share of common stock held and are entitled to receive any dividends declared by the Company’s Board of Directors when legally available for distribution, subject to the dividend rights of the holders of convertible preferred stock, as discussed above. For the years ended December 31, 2020 and 2019, no dividends were declared or paid.

6. STOCK-BASED COMPENSATION

2015 Stock Incentive Plan

On September 6, 2016, the Company adopted the Bioniz Therapeutics, Inc. 2015 Equity Incentive Plan (the “2015 Plan”), which permits awards of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, and restricted stock units to employees, directors, and consultants on terms determined by the Compensation Committee of the Board of Directors. Incentive stock options may be granted to employees with exercise prices of no less than the fair value of the common stock on the grant date and non-statutory options may be granted to employees, directors, or consultants at exercise prices of no less than the fair value of the common stock on the grant date, as determined by the Board of Directors. If, at the time the Company grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value. Options granted under the 2015 Plan generally expire no later than ten years and generally vest four years from the date of grant. The aggregate number of shares available for issuance under the 2015 Plan is 5,600,645. Shares available for future grants were 1,308,145 and 494,314 as of December 31, 2020, and 2019, respectively.

The following table summarizes of the Company’s stock option activity:

BIONIZ THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

	Number of Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contract Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2018	4,111,331	$0.19	9.02	$—
Granted	1,670,000	0.19	—	—
Exercised	—	—	—	—
Forfeited/Cancelled	(675,000)	—	—	—
Outstanding as of December 31, 2019	5,106,331	$0.19	8.07	$—
Granted	520,000	0.10	—	62
Exercised	(2,503,853)	0.10	—	300
Forfeited/Cancelled	(1,333,831)	0.19	—	40
Outstanding as of December 31, 2020	1,788,647	$0.10	8.37	$233
Exercisable as of December 31, 2020	300,626	$0.10	6.25	$9
Vested and expected to vest as of December 31, 2020	1,462,125	$0.10	8.45	$212

Stock options generally vest over four years with a one-year cliff vesting and have certain accelerated vesting provisions based upon a Change in Control or Corporate Transaction as defined in the respective option grant agreement.

The Company used the Black-Scholes option pricing model to calculate the grant date fair value of the options with the following assumptions:

	Year Ended December 31,
	2020	2019
Expected term (in years)	6.08	6.08
Risk-free interest rate	0.36% - 0.84%	1.62% - 1.73%
Expected volatility	90.52% - 94.68%	85.20% - 97.06%
Expected dividend yield	0%	0%
Weighted-average grant-date fair value per stock option	$0.18	$0.14

Stock-Based Compensation Summary

Total stock-based compensation expense by department is as follows (in thousands):

	Years Ended December 31,
	2020	2019
General and administrative	$111	$75
Research and development	70	42
Total stock-based compensation expense	$181	$117

Management estimates expected forfeitures and recognizes compensation costs only for those awards expected to vest. As of December 31, 2020 and 2019, total stock-based compensation costs related to unvested awards not yet recognized is $0.2 million, and $0.3 million, respectively, and the weighted average period over which the expense is expected to be recognized is 3.04 years and 1.84 years, respectively.

BIONIZ THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

Early Exercise Feature of Certain Stock Options

The 2015 Plan permits certain option holders to exercise awarded options prior to vesting. Upon early exercise, the options become subject to a restricted stock agreement and remain subject to the same vesting provisions in the corresponding stock option award and unvested options are subject to repurchase by the Company upon termination at the same price exercised. These unvested shares are reported as issued, but not outstanding, while subject to repurchase by the Company.

As of December 31, 2020, options to purchase 973,647 shares of common stock that were exercised early remained unvested. The Company recognized approximately $0.1 million of liabilities (classified as short-term and long-term based on the remaining vesting schedule) in the accompanying balance sheet due to the early exercised options by participants of the plan. The liabilities are reclassified to equity as the shares vest. As of December 31, 2019 no options to purchase shares of common stock were exercised early.

Stock Option Repricing

In July 2020, the Company’s Board of Directors approved a common stock option repricing program whereby previously granted and unexercised options held by current employees with exercise prices of $0.19 per share were repriced on a one-for-one basis to $0.10 per share. There were no other modifications to the options. As a result, 3,772,500 unexercised options originally granted to purchase common stock at $0.19 per share were repriced under this program.

The Company accounted for the repricing as a modification of the original awards and calculated additional compensation cost for the difference between the fair value of the modified award and the fair value of the original award on the modification date. The repricing resulted in the recognition of an immaterial amount of incremental stock-based compensation expense related to vested shares at the time of modification. Additionally, there will be an immaterial amount of additional compensation expense related to the unvested shares that will be recognized over the remaining vesting period of such stock options.

7. Commitments and Contingencies

Operating Leases

The Company leased its corporate office under an operating lease which expired in April 2021. Rent expense was $0.1 million for both of the years ended December 31, 2020 and 2019. The future minimum rent payments under the operating lease agreement as of December 31, 2020 amounted to an immaterial amount, all of which was expected to be paid in 2021. Upon the expiration of the lease, the lease automatically converted to month-to-month.

Contingencies

From time to time, the Company may be subject to various claims and suits arising in the ordinary course of business. The Company is not currently a party to any legal proceedings the outcome of which the Company believes, if determined adversely to the Company, would individually or in the aggregate have a material adverse effect on the Company’s business, operating results or financial condition.

Indemnities and Guarantees

The Company has certain indemnity commitments, under which it may be required to make payments to its officers and directors in relation to certain transactions to the maximum extent permitted under applicable laws. The duration of these indemnities varies, and in certain cases, is indefinite and does not provide for any limitation of maximum payments. The Company has not been obligated to make any such payments to date and no liabilities have been recorded for this contingency in the accompanying balance sheets.

BIONIZ THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

8. INCOME TAXES

The Company has reported net losses for all periods through December 31, 2020. The reconciliation between income taxes computed at the federal statutory rate and the Company’s provision for income taxes is as follows (in thousands):

	Year Ended December 31,
	2020	2019
Income tax (benefit) at federal statutory rate	$(1,633)	$(1,832)
State taxes, net	(610)	(650)
Change in valuation allowance	4,615	2,373
Research & development and orphan drug tax credit	(2,568)	—
Other	158	147
Total	$(38)	$38

The components of deferred tax assets and liabilities are as follows (in thousands):

	Year Ended December 31,
	2020	2019
Deferred tax assets and liabilities:
Net operating losses	$5,480	$3,468
Research & development and orphan drug tax credit	2,568	—
Reserves	76	17
Option agreement liability	4,178	4,178
Depreciation and other	7	30
Valuation allowance	(12,309)	(7,693)
Total deferred tax assets and liabilities	$—	$—

Realization of deferred tax assets is dependent on the Company’s ability to generate future earnings, the timing and amount of which are uncertain. The Company has recorded a full valuation allowance against its net deferred tax assets as of December 31, 2020 and 2019 because management believes it is more likely than not that these assets will not be fully realized due to the uncertainty of future earnings and the Company’s history of losses.

As of December 31, 2020, the Company has federal and state net operating losses (“NOLs”) of approximately $18.6 million and $17.7 million, respectively. The definite-lived federal NOLs of $3.0 million and California NOLs begin to expire on December 31, 2037. The remaining federal NOLs carryover indefinitely but are limited to 80% of taxable income in the year of utilization. As of December 31, 2020, the Company had federal and state research tax credits including Orphan Drug Credits of approximately $2.4 million and $1.0 million, respectively. The federal research credits will begin to expire on December 31, 2036 and California research credits carryover indefinitely. The NOLs and research tax credits carryovers are subject to review and possible adjustment by the Internal Revenue Services (“IRS”) and state taxing authorities and may be subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code of 1986 (“IRC”). The Company determined that it went through an ownership change in April 2016 that limited the Company’s annual utilization of NOL carryforwards. If the entire amount is not utilized in a given year, the excess can be carried forward and utilized in future years. For the year ended December 31, 2020, there was no impact of such limitations on the income tax provision since there was no taxable income in the year. In addition, future equity offerings or acquisitions that have equity as a component of the purchase price could also cause an “ownership change.” If and when any other “ownership change” occurs, utilization of the NOL or other tax attributes may be further limited.

BIONIZ THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS

During the year ended December 31, 2020, the Company recognized $0.9 million of uncertain tax position which was recorded as a reduction to the deferred tax asset balance. The Company’s policy is to recognize accrued interest and penalties related to uncertain tax positions through income tax expense.

9. SUBSEQUENT EVENTS

The Company has evaluated subsequent events for recognition and measurement purposes from the balance sheet date through October 22, 2021, the date at which the financial statements were available to be issued. There were no subsequent events or transactions requiring disclosure.